UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 10, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about December 19, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1,3,5,6,10,14,17,19,22, and 24, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2005 RESULTS

1.             Can you please provide some color or feedback on demand for the second half of 2005 for key customer segments such as computer and office equipment, electronics, and retail?

From what we’ve experienced in the third quarter of 2005, we would say that we have seen strong volumes for the customers that we serve in all of the above-noted segments. We could add that through the end of October 2005, we are seeing substantial shipping volumes on most major traffic lanes. That having been said, trends seem to be stronger from Asia to North America than on the Asia to Europe lanes, but this is a matter of degree as those lanes don’t seem to be suffering from any real shortage of freight.

2.             What impact do think textile quotas had on shifting demand from the third quarter of 2005 to the second quarter?

As we noted in previous comments on this matter, there was a shift with respect to certain commodities where the safeguard levels were reached late in the second and early in the third quarters of 2005. As to how those trends rippled through our overall activity, if we look at container counts, we’d have to say that the shift to the second quarter appeared to have more impact on that quarter than it did on the third.

3.                                       Please comment on air and ocean freight volume and yield year over year growth trends through October 2005. How would you compare the timing and strength of this peak shipping season versus a year ago? Has the continued diversion of ocean freight away from the West Coast ports made an impact on your ocean shipping operations and or financials?

Ocean and airfreight volumes were strong through the third quarter of 2005 and we say this coming off of what was a very strong third quarter in 2004. Airfreight tonnage was up 7% and ocean freight container volumes were up 16%.

While some may be tempted to say that this kind of increase doesn’t seem to fall into the robust “peak season” category, we would remind people that these volume increases are coming off a peak that was actually pretty spectacular and we haven’t added an extraordinary amount of additional infrastructure in the last 12 months.

All in all, we could probably opine that this peak season is a little more orderly than the peak season we experienced last year—only because there is no greater teacher than experience and having had the experiences of last year, we were better able to cope with what is occurring this year.

While we’re on this topic, it is our observation that some seem to believe that if there are no backlogs at the ports and/or airports, we must not be experiencing a very strong peak season. It may just be us, but having a fair number of “peak season” scars on our back, we think that this perception is incorrect. The logic behind this assertion makes about as much sense as the postman only facing a challenging canine situation as they are being bitten. Postal carriers are obviously smarter than this, and are renowned for taking proper evasive action in order to deliver the mail under any four-legged situation. They quickly and fully understand that once a set of incisors are imbedded in your gluteus maximus, the time for planning is long gone. At this stage, it’s too late to solve the problem, and you’re relegated to hoping you can manage your way through it.

Just as the growling or simply prowling canine custodian on the front porch sends a message to the postman of potential trouble ahead, a supply chain sends out “peak season” growls of its own and these typically happen long before we are in the teeth of a substantial backlog. The attentive and attuned managers, like the astute postman, will move to mitigate their exposure, rather than plowing blindly forward hoping to avoid being bitten.

Finally, we don’t think our operations have been hampered to any great degree, if at all, by diversions away from West Coast ports. Invoking the Second Law of Freight Dynamics here, (phrased here as outside influences and obstacles don’t create or destroy freight demand, they just transform the mode of freight delivery), no customer is anticipating that they will sell less because of potential port congestion. Rather, congestion is an obstacle that will only influence the timing and routing of the cargo. In this vain, we try to proactively assist our customers in solving problems, rather than standing by and only helping them to manage through the mess.

4.             Did Hurricane Katrina have an impact on Expeditors’ operations? If so, please describe.

Well, from a direct cargo loss standpoint, rather minimal all things considered. From an operations interruption standpoint, yes there were temporary office shutdowns, but we were able to do “work arounds” that ensured service continuity for our customers. In short, we are pleased to be able to report no lasting impact that wasn’t readily (note we didn’t say easily) handled. We did not have a full-service office in New Orleans as most of the operational work for freight moving into and out of the New Orleans market was already done through our Houston office.

5.             Can you give an update on air shipping volumes related to apparel from China and the timing of when quotas for apparel and textiles might change and what impact you would expect from such a change?

The U.S. and China are expected to announce and sign an agreement on certain categories of quotas for textiles and apparels really any day now. This agreement is expected to be valid through 2008, and will take effect as of January 1, 2006. While not confirmed, the best guess is that the agreements will allow for gradually increasing growth percentages of certain categories each year, escalating from 10% to 17% through the life of the agreement, depending upon the category. It is not yet known what will constitute the baseline numbers upon which the quota quantities are benchmarked.

Six safeguard categories originally set to expire on December 31st, have been embargoed. Socks, for example, were embargoed in spring 2005, although the safeguard expired on October 28, 2005. A new safeguard has been put in place for approximately 10,000,000 dozen pairs of socks as of November 1, 2005, that will expire on December 31, 2005. Even though the U.S. will retain the right to invoke safeguards, it appears invoking the safeguards is something the governmental agencies involved will do with restraint.

We don’t expect a large impact from now through the end of 2005 with respect to embargoed categories. However, goods falling under additional categories that might be subject to quota in January could be impacted.

6.             Given the recent further spike in fuel costs post hurricane Katrina can you tell us what your average fuel surcharge is currently in the air and on the ocean vs. a year ago? Do you believe that if fuel costs remain at current levels the disparity in fuel surcharge between air and ocean will cause further market share shifts towards ocean?

This question concerning how much we have of an “average fuel surcharge” is somewhat reminiscent of the story of the self-assured waiter at a very prestigious restaurant, who, while assisting a visitor from overseas in navigating the settlement of the bill was asked how much an average tip was in this country. Thinking for a moment, the waiter replied 15%. The visitor promptly counted out a 15% gratuity and placed it on top of the pile he’d already laid out for the meal. The visitor then asked the waiter “How’s that then?” The waiter eyed the man for a moment and responded, a little stiffly, “I don’t know, this is the first time I’ve ever been given an average tip.”

The point of this being that seeking the “average” might very likely miss the point of the exercise and in and of itself inject a great deal of uncertainty into the process. We’re not sure having the information you are seeking will help anyone, but if you think its meaningful, fuel surcharges at this point in 2005 are much higher than they were a year ago, as high as $.75 per kilo in some key markets, and this can be in excess of 60% higher than the surcharge would have been in the prior year.

As to whether we think increased surcharges will result in increased diversion from air to ocean freight, economists teach that fuel costs are rather inelastic over time. That means that once the initial shock wears off, consumers will tend to go back to using the same amounts of fuel no matter what may happen to the price of fuel. This comes at the cost of other things as the owners of restaurants and movie theaters will tell you.

How goods are shipped is more a function of the demand for, and characteristics of, the goods themselves. Items that have high value to weight characteristics or commodities that are in very short supply will tend to be sent via airfreight. The same is true for items that cannot withstand an extended transit without going bad. This tendency to favor air transportation continues regardless of how much of a disparity might exist between the cost of airfreight and the cost of ocean freight. You just aren’t going to load up an ocean container with 40 or 50 million dollars worth of scarce computer chips, no matter how much less expensive the ocean freight might be at the time. The same can be said for a “fad” item near a holiday. The value of rapid transportation means that a shipper would be foolish to try and save money by slowly floating goods to market.

However, times change and what was airfreight can become something susceptible to movement via water. Ten years ago, computer monitors and DVD players were not going to be ocean freight. Now, with the cost of manufacturing plummeting, it is not uncommon to send these items to market by the cheapest means possible.

7.             Ocean freight rates in 2005 appear to be down significantly from the peak rates experienced over the last year or two. Has this impacted your operations? More specifically, have you started to experience any yield expansion as a result? Do you feel greater price transparency and a more competitive environment limit your ability to expand yields when container rates are falling?

It is a mathematical fact that we did experience some yield expansion as ocean freight rates have come down. As our profit in absolute dollars remains constant, an environment of falling pricing causes our margins to expand slightly.

While we don’t work on an open book basis, we also don’t think that the amount we are making on a given shipment, at the net revenue level, has ever been a big mystery to our customers. Our net revenue figure is very much market driven. We make money at the operating income level by delivering superior service. If we make more money at the operating income level because we’re more efficient or more technologically leveraged in our processes than our major competitors, then we don’t feel that anyone necessarily has an interest in killing the profit motivation. After all, profit is absolutely essential in providing the kind of customer service we do.

8.             In your most recent 8-K, you commented that ocean volumes have been strong all year. Has this trend continued? Could you please provide your ocean volume growth rates in August and September2005 relative to August and September in 2004?

They were in the 14-18% range with the volume for the third quarter of 2005 being up 16% year-over-year as we noted earlier.

9.             When looking at the data released by global airlines, it appears that airfreight volume trends have been significantly weaker in 2005 (0-5% growth) relative to 2004. Could you please comment on the strength of the airfreight market? Additionally, what were Expeditors’ airfreight volume growth rates in August and September of 2005 relative to August and September in 2004?

We don’t think that we have anything to say about the global airfreight market that would contradict the trends that the major asset based air carriers are reporting. Airfreight tonnage at Expeditors grew at approximately 7% during the third quarter of 2005 and that growth rate was pretty consistent throughout the months of July, August and September.

10.          The peak season does not appear as intense in 2005 relative to last year. Is this consistent with trends that Expeditors is experiencing? Do you get the sense that shippers are changing their shipping patterns to limit peak season exposure or is the softer peak season a reflection of the economy?

We would refer you to our answer to question 3 above. We certainly have not ruled out the fact that there may be a change in shipping patterns. In fact, we are relatively sure that there is a change in shipping patterns. What we’re not sure of is the degree of permanent magnitude we may be talking about.

11.          Did growth actually slow in the Middle East or were there other reasons for the decline in net revenues on a year over year basis?

We’re not sure what you’re talking about. While it is true that net revenue growth was slower in the Middle East during the third quarter of 2005 than had been the case in the recent past ($10,930 in the third quarter of 2005 vs. $10,126 for the third quarter of 2004), this was still growth in net revenue of approximately 8% which is hardly a decline.

12.          Can you comment on the trends within the third quarter of 2005? How was July vs. June; August vs. July; September vs. August and finally October and September?

We know that overall July 2005 was bigger than June. August 2005 was about the same as July and September was actually larger than either. We don’t have the October 2005 results finalized yet so we can’t say much beyond the fact that it looked ok.

13.          Was there a reason the allowance for doubtful accounts went down so much from last year’s accrual?

Yes, we had more accounts receivable write-offs in 2004—primarily in our consulting division in Canada.

14.          You did not comment on the fourth quarter 2005 outlook this time; sometimes you do and I am aware that normally the third and fourth quarter are fairly similar. Anything different with this trend?

We did not provide color in our third quarter 2005 earnings concerning the outlook for the fourth quarter largely because we wouldn’t really know what to say at this point. The concern is that we really don’t know whether what we experienced during the third quarter was a meaningful trend that will carry forward into the fourth quarter or was a material acceleration of the shipping patterns from what we would typically expect to handle in the fourth quarter in anticipation of the possibility that extra transit time would be required. From a freight volume standpoint, October 2005 was a very strong month, as it usually is, but making any comment about the fourth quarter requires us to read the “tea leaves” as it were with respect to the last two months of 2005.

That all having been said, if we had to make estimates, and we don’t, we would not automatically get overly aggressive with a fourth quarter estimate. We also have to wonder about the motives of someone who is way outside the group consensus. Is $.54 a real estimate or is it a transposition of $.45 that pride will not allow you to correct? We know that $.54 is way above the other estimates, we just wonder why? This is especially true given the underlying opinion of the stock.

15.          Please elaborate on the year-over-year decline in the “Other Cost” expense item. Were there specific cost containment initiatives that impacted this line item compared to last year or was it a continuation of the on-going cost controls already in place?

Last year this line included expenses related to our lawsuit with Vastera. Those costs, which were not insignificant, disappeared with the conclusion of that matter. In addition, we continue to get better at leveraging the costs in the “other” line item category over a larger volume of business—i.e. we’re able to increase our shipment volumes without necessarily increasing all of these “other” costs on a pro-rata basis.

The “other” line item obviously contains anything not enumerated in the specifically described lines, which are salaries, rent, depreciation & amortization, and selling & promotion. This means that the “other” line includes things like legal fees, audit fees, communications expenses, business taxes that are not based upon net income, bad debt expense, banking charges, utilities, office supplies, etc.

16.          As it relates to the Far East-to-U.S. lane, please discuss how your net profit per kilo for airfreight and net profit per TEU in ocean trended in the third quarter of 2005 compared to same period of a year earlier.

Our net profit per kilo and our net profit per TEU (Twenty Foot Equivalent Unit) in ocean freight tended to be very comparable in the third quarter of 2005 with what has been experienced in prior years.

17.          You have said in the past that the operating profit results in the third quarter are generally similar to fourth quarter. Is there anything unique about the third quarter 2005 results or the start of the fourth quarter that leads you to believe that this relationship will not hold true for the balance of 2005?

As we noted in our response to questions 3 and 14, we’re not sure that this is the case and we would be very cautious if we were in the predicting business of changing our expectations for the fourth quarter 2005 to match those of the quarter we’ve just reported.

18.          Is the level of transparency in the market place between the shippers and carrier prices any different today than it was five or six years ago? Asked another way, is there anything structurally different that prevents similar timing and magnitude of yield changes with the changing market supply and demand picture.

There probably is more rate transparency today than there has been in the past. However, as we noted in our response to question 7 above, we think that our customers have always had a fairly good idea of what we make on a particular shipment and we believe that there is a pretty good understanding about how much of a spread we need to make in order to stay in business and properly service the customers.

For the most part, our ocean customers need service, see value in this service and apart from wanting some kind of orderly transition when pricing changes, they don’t seem to have a problem with the fact that we are making money for the services that we provide for them. Over time, if we didn’t make some money, we couldn’t stay in business and that would in the end impact the customers supply chain.

19.          Please breakdown ocean revenue by NVOCC, forwarding, and ECMS in the third quarter of 2005 and the third quarter of 2004 explaining the reasons for any material differences. To what extent did a mix shift impact the ocean yield in the third quarter?

We’ve always declined to do this for external reporting purposes and we will note that we can do this because the ECMS and direct ocean forwarding numbers may be aggregated according to the reporting regulations of the Securities and Exchange Commission (SEC). This, in and of itself, ought to provide you with some kind of answer. Since the SEC doesn’t require a separate break down, then the line item standing alone is immaterial.

Without turning this answer into some sort of Sudoku puzzle, we will say that somewhere in the neighborhood of 80% of our gross ocean revenue comes from NVOCC business. The balance is split 2/3-1/3 between ocean forwarding and ECMS, with ocean forwarding being the larger number. It should also be noted that many of the customers for whom we perform ECMS services also rely on us to provide some NVOCC services as well. Accordingly, in our view the ECMS contribution to our business is much larger than the revenues that we record as ECMS fees.

20.          Has the geographic mix of your NVOCC business changed materially since you last provided it in the December 2004 8K? Did the yield expansion achieved in the third quarter positively impact all of the primary trade lanes?

No, the geographic mix has not changed materially since we reported on it in 2004. As to the ocean yield expansion, most trade lanes were positively impacted, but like most things some more than others.

21.          Expeditors reported a substantial increase in year over year ocean freight gross yields - up 210 basis points during the third quarter of 2005. Please discuss the primary drivers behind this improvement as ocean freight gross yields were only up slightly in the second quarter and down generally over the past three years. Are these factors on going and does Expeditors expect to book similar ocean freight gross yield improvement going forward? Additionally, airfreight gross yields were down year over year during the third quarter of 2005 - more so than a quarter ago. Please discuss what caused this pressure. What are Expeditors’ expectations for airfreight and ocean freight gross yields going forward?

We would refer you to our response to questions 7 and 18 above with respect to ocean freight.

As the rates for ocean services fall, and if we are able to maintain our profit per shipment dollar amounts, it is mathematical that yields will rise. So as a general rule, if profit per container is held constant, ocean yields will tend to move in the opposite direction of the underlying pricing upon which they are calculated.

Yields, as we’ve noted, but obviously poorly because we can’t seem to convince anyone, are a slave not a master. As long as our profit per kilo figures are in a reasonably comparable range, and they are, the fact that yields move with surcharges and rate changes is really much more “There was a farmer” as opposed to the punch line part of the joke. Yields and jokes in the same paragraph, imagine that. The important thing to carry away from this is that much of what will happen to ocean freight yields will depend on factors like new capacity and relative demand for cargo space and these are things that are nearly impossible to predict at this point in time.

Airfreight yield compaction is primarily a function of surcharge increases. Per shipment and per kilo profitability, are actually quite favorable and these are each better indicators of overall profitability than is the straight forward comparison of two figures, which is known as yield when expressed in terms of a percentage.

22.          Expeditors’ “Other” operating expense line as a percentage of net revenue was down materially year over year and more impressively down year over year on an absolute basis. What expenses are included within this line item? What were the primary drivers that enabled Expeditors to report a down year over year quarter in “Other” operating expenses? Are these cost savings on going? How should we look at this expense line item going forward?

We would first refer you to our response to question 15, noted above.

As far as what to “expect”, we can say that internally we start out “expecting” that these other expenses will represent approximately the same percentage of net revenue as we have experienced over the last five or so years. We then hope to be pleasantly surprised if we can beat that relative percentage mark. Primary drivers, if that term even applies, are really nothing more than the ability to increase volumes without increasing these expenses on a commensurate basis. As we said earlier, in 2004 we were paying legal fees that were non-recurring in 2005.

23.          Other income totaled $1.4M during the third quarter of 2005 which was up sequentially. Our understanding is that Expeditors books on-going rental income within this line but the amount is closer to $500K-$600K per quarter. What drove incremental other income during the third quarter and is this ongoing?

The incremental increase in other income was primarily attributable to a gain on sale of fixed assets and no, this is not something that could be said to be recurring.

24.          Year-to-date Expeditors has spent approximately $65M for capital expenditures yet your prior guidance in your 8-K was for total spending of $140M. What are your current expectations for fourth quarter capital expenditures?

Our current “best estimate” is that we will end the year with something in the neighborhood of about $80 million in capital expenditures. By way of explanation, most of what we were projecting to spend in 2005 will become 2006 or 2007 capital projects.

25.          Relative to the other geographies, the Middle East is a small earnings before income tax (“EBIT”) contributor. However in the third quarter of 2004, EBIT from this region amounted to $2.3M, a 75% year over year increase, which created a tough comp for the third quarter of 2005. Consequentially Middle East EBIT was down year over year during the third quarter this year. What drove the 2004 out-performance within this geographic region?

We thank you for attributing this to 2004 out-performance, but from where we sit the problem with the Middle East earnings before income tax for the third quarter of 2005 was more an issue “under-performance” in the current year.

The sordid details involve two issues. The first was the settlement of an insurance claim with respect to generators destined for Iraq that were stolen somewhere in that country. We maintain insurance coverage for large losses, but we keep enough of the risk that the loss of generators makes a big dent on the earnings of the region. We also had issues in a nearby office that resulted in a write off of about four hundred thousand dollars and an encounter for one now former employee with the local penal system. This looks like it may be an extended and somewhat unpleasant stay in the custody of the local authorities, but this problem should not reoccur.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

November 10, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

November 10, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer